DECLARATION OF TRUST

This DECLARATION OF TRUST, dated as of July 17, 2003 (this “Declaration of Trust”) among Allegheny Energy, Inc., a Maryland corporation (the “Sponsor”), Wilmington Trust Company, a Delaware banking corporation with its principal office in the State of Delaware, as Delaware trustee (the “Delaware Trustee”), and Regis F. Binder, as trustee (the “Regular Trustee”, and, together with the Delaware Trustee, the “Trustees”). The Sponsor and the Trustees hereby agree as follows:

1. The trust created hereby (the “Trust”) shall be known as “Allegheny Capital Trust I” in which name the Trustees, or the Sponsor to the extent provided herein, may engage in the transactions contemplated hereby, make and execute contracts on behalf of the Trust, and sue and be sued on behalf of the Trust.

2. The Sponsor hereby assigns, transfers, conveys and sets over to the Trustees the sum of $100. The Regular Trustee hereby acknowledges receipt of such amount in trust from the Sponsor, which amount shall constitute the initial trust estate. The Regular Trustee hereby declares that it will hold the trust estate in trust for the Sponsor. It is the intention of the parties hereto that the Trust created hereby constitutes a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Section 3801 et seq. (the “Statutory Trust Act”), and that this Declaration of Trust constitutes the governing instrument of the Trust. The Trustees are hereby authorized and directed to execute and file a certificate of trust with the Secretary of State of the State of Delaware in accordance with the provisions of the Statutory Trust Act.

3. The Sponsor and the Trustees will enter into an Amended and Restated Declaration of Trust, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby and the issuance of the Preferred Securities referred to therein. Prior to the execution and delivery of such Amended and Restated Declaration of Trust, (i) the Delaware Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law, and (ii) the Regular Trustee and the Sponsor shall take any action as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise. Notwithstanding the foregoing, the Trustees may take all actions deemed proper as are necessary to effect the transactions contemplated herein.

4. The Sponsor hereby agrees to (i) reimburse the Delaware Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts), (ii) indemnify, defend and hold harmless the Delaware Trustee and any of the officers, directors, employees and agents of the Delaware Trustee (collectively, including the Delaware Trustee in its individual capacity, the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Declaration of Trust, the creation, operation, administration or termination of the Trust, or the transactions contemplated hereby; provided, however, that the Sponsor shall not be required to indemnify any Indemnified Person for Expenses to the extent such Expenses result from the willful misconduct, bad faith or negligence of such Indemnified Person, and (iii) advance to such Indemnified Person Expenses (including reasonable legal fees) incurred by such Indemnified Person in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Sponsor of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified therefor under this Section 4.

5. Wilmington Trust Company, in its capacity as Delaware Trustee, shall not have the powers or the duties of the Trustee set forth herein (except as may be required under the Statutory Trust Act) and shall be a Trustee hereunder for the sole and limited purpose of fulfilling the requirements of Section 3807(a) of the Statutory Trust Act.

6. This Declaration of Trust may be executed in one or more counterparts.

7. The number of Trustees initially shall be two (2) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Sponsor which may increase or decrease the number of Trustees; provided, however, that to the extent required by the Statutory Trust Act, one Trustee shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Sponsor is entitled to appoint or remove without cause any Trustee at any time. A Trustee may resign upon thirty (30) days’ prior notice to the Sponsor.

8. This Declaration of Trust shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Declaration of Trust to be duly executed as of the day and year first above written.

ALLEGHENY ENERGY, INC., as Sponsor

By:	/s/ Regis F. Binder
Name: Regis F. Binder
Title: Vice President & Treasurer

WILMINGTON TRUST COMPANY, as Delaware Trustee

By:	/s/ W.T. Morris II
Name: W. Thomas Morris, II
Title: Assistant Secretary and Financial Services Officer

By:	/s/ Regis F. Binder
Name: Regis F. Binder,
as Regular Trustee